EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements of Broadview Institute, Inc. on Form S-8 (Nos. 33-69036, 333-83769 and 333-56054) of our report dated June 30, 2008, appearing in the Form 10-KSB Annual Report of Broadview Institute, Inc. for the year ended March 31, 2008.

/s/ Lurie Besikof Lapidus & Company, LLP
Lurie Besikof Lapidus & Company, LLP
Minneapolis, Minnesota June 30, 2008